Exhibit 10.1
CREDIT AGREEMENT
MARYLAND
September 5, 2003
Borrower:United Tote Company
   a(n)☐   individual☑    corporation☐    general partnership☐    limited liability company☐

organized under the laws of Montana
having its chief executive office at 11505 Susquehanna Trail, Glen Rock, Pennsylvania
Bank: MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY 14240. Attention: Office of General Counsel
The Bank and the Borrower agree as follows:

1.	Definitions.
a.	“Account” means an “account” as defined in the UCC.

b.	“Account Debtor” means, with respect to any Account, any person who is obligated to make payments to the Borrower on such Account.

c.	“Acquisition” means the acquisition by UT Group, LLC of 100% of the stock of Borrower pursuant to the Acquisition Agreement.

d.	“Acquisition Agreement” means that certain Stock Purchase Agreement dated as of the date hereof by and among UT Group, LLC, United Wagering Systems, Inc., Borrower and United Tote Canada Inc.

e.	“Acquisition Documents” means the Acquisition Agreement, the agreements and documents executed in connection therewith and attached as exhibits thereto.

f.	“Change of Control” means, with respect to any person, (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners, owners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any affiliate thereof, and, as a result thereof, persons who, individually or in the aggregate, were holders of 50% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such affiliate thereof, calculated on a fully diluted basis, or (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of such person’s assets.

j.	“Checking Account” means the following commercial checking or NOW account of Borrower at the Bank which has been linked to the Revolving Credit Facility for overdraft protection: #9835197857.

k.	“Closing Date” means the date of this Agreement.

l.	“Collateral” means collectively all of the property (whether real, personal or mixed, and whether tangible or intangible), rights, titles and interests subject to the Security Interest.

m.	“Cost of Funds” means, with respect to any advance hereunder, the most recent yield on United States Treasury Obligations adjusted to a constant maturity of five (5) years in effect two (2) business days prior to such advance as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15(519), or by such other quoting service, index or commonly available source utilized by Bank, plus the “ask” side of the five (5) year swap spread in effect two (2) business days prior to such advance as set forth in Bloomberg, L.P. or by such other quoting service, index or commonly available source utilized by Manufacturers and Traders Trust Company.

q.	“Default” means any event, fact or circumstance or conditions that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

r.	“Eligible Account” means the gross outstanding balance, less all finance charges, late fees and other fees which are unearned, sales, excise or similar taxes, and credits or allowances granted, of those Accounts of Borrower arising out of sales of merchandise, goods or services in the ordinary course of business, made by Borrower to a person which is not an Affiliate, which are not in dispute, and which constitute collateral in which the Bank has a fully perfected first priority security interest; provided, however, that an Account shall in no event be an Eligible Account if, at the time of any evaluation thereof.
(1)	such Account is more than ninety (90) days past the original invoice date thereof; or

(2)	any covenant or warranty contained in any document between the Bank and Borrower with respect to Accounts or Eligible Accounts, in general, or to such specific Account, is not true and correct with respect to such Account; or

(3)	the Account Debtor on such Account has disputed liability or made any claim or defense with respect to any Account due from such Account Debtor to Borrower; or

(4)	the Account Debtor on such Account has filed a petition for bankruptcy or any other relief under the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors; made an assignment for the benefit of creditors; had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law has suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(5)	the Account Debtor on such Account, or any of such Account Debtor’s Affiliates, is also a supplier to or creditor of Borrower or any of its subsidiaries, unless such supplier or creditor has executed a no-offset letter satisfactory to the Bank; or

(6)	unless otherwise agreed to in writing by the Bank, the Account Debtor on such Account is a governmental authority, and Borrower has not duly assigned (the “Assignment”) its rights to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal governmental authority, and/or pursuant to applicable state law, if any, in the ease of any other governmental authority (which Assignment shall include, without limitation, evidence of the acceptance and acknowledgment thereof by the appropriate government officer(s); or

(7)	the sale represented by such Account is to an Account Debtor outside the United States and Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Bank; or

(8)	the sale represented by such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

(9)	such Account is subject to a lien in favor of any person or entity other than the Bank; or

(10)	such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions; or

(11)	such Account is, in the Bank’s sole discretion, subject to any potential claim of a surety or bonding company; or

(12)	the Account Debtor on such Account is located in New Jersey, Minnesota, West Virginia or Indiana, unless the Borrower (i) has received a certificate of authority to do business and is in good standing in such state or (ii) has filed a Notice of Business Activities Report with the appropriate office or agency of such state for the current year; or

(13)	the Bank deems such Account ineligible, in accordance with the Bank’s customary criteria, applied in the Bank’s sole discretion; or

(14)	such Account is with an Account Debtor, where 50% or more of the outstanding Accounts of such Account Debtor, that constituted Eligible Accounts at the time they arose, have become, or have been determined by the Bank in accordance with the provisions hereof, to be ineligible; or

(15)	the sale represented by such Account is denominated in other than United States or Canadian dollars; or

(16)	the Bank believes, in its sole discretion, that the collection of such Account is insecure or that such Account may not be paid; or

(17)	such Account is not evidenced by an invoice or other writing in form acceptable to the Bank, in its sole discretion; or

(18)	such Account is evidenced by Chattel Paper or Instruments (each as defined in the UCC, as defined below), unless (i) the Bank has otherwise agreed in writing that such Account shall be deemed an Eligible Account and (ii) all originals of such Chattel Paper and/or Instruments have been endorsed and delivered to the Bank; or

(19)	Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(20)	Accounts of such Account Debtor represent more than twenty percent (20%) of the Eligible Accounts at such time, in which case any such Account shall not be an Eligible Account to the extent that such Accounts represent more than twenty percent (20%) of the Eligible Accounts at such time.
s.	“Eligible Inventory” means the lesser of (i) the aggregate book value (based on a ☐ FIFO ☐ LIFO valuation (check appropriate box, if no box is checked, the valuation shall be FIFO)), or (ii) the fair market value, of all finished goods inventory, owned by the Borrower and in which the Bank holds a valid and perfected first priority security interest, less appropriate reserves determined in accordance with GAAP, and excluding Inventory (as defined in the UCC,) which, at the time of any evaluation thereof:
(1)	is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods;

(2)	is not usable or salable at prices approximating their cost in the ordinary course of Borrower’s business (including, without duplication, the amount of any reserves for obsolescence, unassailability or decline in value);

(3)	is subject to any assignment, consignment, claim, lien or security interest other than any permitted lien consented to by the Bank, in writing;

(4)	constitutes returned, rejected, damaged or obsolete goods;

(5)	consists of spare parts or components;

(6)	Borrower’s covenants, representations and warranties, with respect to such Inventory, in any agreement executed by Borrower, are not true and complete; or

(7)	the Bank has deemed to be ineligible, in accordance with the Bank’s customary criteria, applied in the Bank’s sole discretion
t.	“Equipment Line of Credit Facility” means the credit facility extended to the Borrower by the Bank pursuant to Section 2(a) of this Agreement.

u.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

v.	“GAAP” means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

w.	“Interest Expense” means all finance charges reflected on the income statement as interest expense for all obligations of Borrower to any person, including but not limited to, Bank, as shown on the balance sheet in accordance with GAAP.

x.	“Inventory Borrowing Base” means, at any time of computation, forty percent (40%) of Eligible Inventory that constitutes finished goods. (The percentage applicable to the calculation of the Inventory Borrowing Base, as it relates to the calculation of the Revolver Borrowing Capacity, is subject to the Bank’s continuing review and right of modification and/or restriction at any time, for any reason, in the Bank’s sole discretion, without prior notice to Borrower and without effect on Borrowers obligations under this Agreement.)
y.	“LIBOR” means the rate obtained by dividing (i) the one day interest period London Interbank Offered Rate as fixed by the British Bankers Association for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loan or Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System.

z.	“Loans” means, collectively, the Equipment Loans, the Revolving Loans and the Term Loan.

aa.	“Long Term Debt” means all obligations of Borrower to any person, including, but not limited to, the Obligations, payable more than twelve (12) months from the date of their creation, which in accordance with GAAP are shown on the balance sheet as a liability (excluding reserves for deferred income taxes) for the period then ended.

bb.	“Material Adverse Change” means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Transaction Documents, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, condition, financial or otherwise or results of operations of Borrower, (iii) impairs materially or could reasonably be expected to impair materially the ability of Borrower to duly and punctually pay or perform its obligations under any Transaction Document to which it is a party, or (iv) impairs materially or could reasonably be expected to impair materially the ability of Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement and the other Transaction Documents.

cc.	“Maturity Date” means September 5, 2008.

dd.	“Maximum Equipment Line of Credit Amount” means $5,000,000.

ee.	“Maximum Revolving Credit Amount” means $2,000,000.

ff.	“Maximum Term Loan Amount” means $580,000.

gg.	“Mortgage” means that certain Mortgage executed by Borrower on the date hereof in favor of Bank as such may be modified, amended or supplemented from time to time.

hh.	“Obligations” means any and all indebtedness or other obligations of the Borrower to the Bank in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent .(including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reoccurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by the Bank exists, (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding; (iii) owed by the Borrower to others and which the Bank obtained, or may obtain, by assignment or otherwise; and (iv) payable under this Agreement.

ii.	“Receivables Borrowing Base means, at the time of computation, eighty percent (80%) of the aggregate sum of the Eligible Accounts; provided, that, the value of Accounts with Account Debtors located in Canada that are included in the Receivables Borrowing Base shall not exceed $400,000.

jj.	“Revolver Borrowing Capacity” shall be, at any one time of computation, the lesser of (i) the Maximum Revolving Credit Amount, or (ii) the aggregate sum of the amounts calculated according to the respective formulas described in categories (A) and (B) below:
(A)	The Receivables Borrowing Base; and

(B)	The Inventory Borrowing Base, subject to maximum amount of $500,000, which amount shall reduce by $50,000 at the end of each calendar quarter commencing on December 31, 2003;

minus, the aggregate amount of all bankers’ acceptances, letters of guaranty or letters of credit issued by the Bank for Borrower’s account in favor of a third party, and minus, all reasonable reserves as determined in Bank’s sole discretion.
kk.	“Revolving Credit Facility” means the credit facility extended to the Borrower by the Bank pursuant to Section 2(b) of this Agreement.

ll.	“Security Agreement” means that certain Security Agreement executed by Borrower in favor of Bank on the date hereof as such may be modified, amended or supplemented from time to time.

mm.	“Security Documents” means the Security Agreement, the Stock Pledge Agreement, the Mortgage, the UCC financing statements and all other documents or instruments necessary to create or perfect the liens in the Collateral, as such may be modified, amended or supplemented from time to time.

nn.	“Security Interest” means all liens in favor of Bank created hereunder or under any of the Security Documents to secure the Obligations.

oo.	“Stock Pledge Agreement” means that certain Securities Pledge Agreement executed by Borrower in favor of Bank on the date hereof as such may be modified, amended or supplemented from time to time.

pp.	“Subordinated Debt” means all indebtedness of the Borrower which has been formally subordinated to payment and collection of the Obligations.

qq.	“Subsidiary” means any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries. If the Borrower has no Subsidiaries, the provisions of this Agreement relating to the Subsidiaries shall be disregarded, without affecting the applicability of such provisions to the Borrower alone.

rr.	“Tangible Net Worth” means the aggregate assets of Borrower excluding all intangible assets, including, but not limited to, goodwill, licenses, trademarks, patents, copyrights, organization costs, appraisal surplus, officer, stockholder, related entity and employee advances or receivables, mineral rights and the like, less liabilities, plus Subordinated Debt, all determined in accordance with GAAP (except to the extent that under GAAP. “tangible net worth” excludes leasehold improvements which are included in “Tangible Net Worth” as defined herein).

ss.	“Term Loan Facility” means the credit facility extended to the Borrower pursuant to Section 2(c) of this Agreement.

tt.	“Total Liabilities” means the aggregate amount of all liabilities of the Borrower less Subordinated Debt (if any), as shown on the balance sheet in accordance with GAAP.

uu.	“Transaction Documents” means this Agreement and all documents, instruments or other agreements executed by the Borrower in favor of the Bank in connection (directly or indirectly) with the Obligations, whether now or hereafter in existence, including promissory notes, security agreements, guaranties and letter of credit reimbursement agreements.
vv.	“UCC” means the Uniform Commercial Code as in effect in the State of Maryland from time to time.

2.	BASIC TERMS OF THE CREDIT FACILITIES
a.	Equipment Line of Credit Facility.
(1) Through September 5, 2005 (the “Equipment Availability End Date”), and subject to the continued compliance of Borrower with this Agreement and all other accompanying Transaction Documents and the continued absence of any default by Borrower or any indorser, guarantor or any other party liable for, or whose assets or any interest therein secures payment of any of the Obligations, Bank shall make equipment loans (“Equipment Loans”) to Borrower, for use by Borrower as hereafter provided, as requested by Borrower, but which shall not exceed in the aggregate at any one time outstanding the Maximum Equipment Line of Credit Amount. Notwithstanding the foregoing, with respect to any request by Borrower for an Equipment Loan which shall cause the aggregate outstanding principal amount of Equipment Loans to exceed $2,000,000, the Bank shall have sale and absolute discretion whether to make any such requested Equipment Loan. Borrower may make one request for an Equipment Loan per calendar month (provided, that, if any such request is not granted by Bank, Borrower shall have the right to make an additional request during such calendar month), and each such request for an Equipment Loan must be for a minimum of One Hundred Thousand Dollars ($100,000). Borrower shall not request any Equipment Loan which exceeds the Maximum Equipment Line of Credit Amount. Even if the aggregate amount of Equipment Loans made and outstanding under the Equipment Line of Credit Facility shall at any time and for any reason exceed the Maximum Equipment Line of Credit Amount, Borrower shall nevertheless be liable for the entire amount outstanding with interest thereon in accordance with this Agreement and all accompanying Transaction Documents, and Borrower shall be responsible for observance of, performance of and compliance with all of the terms, covenants and provisions hereof and thereof. On or before the first anniversary of the date hereof, and on or before each subsequent anniversary of the date hereof twelve months prior to the then Equipment Availability End Date, Bank may, in its sole and absolute discretion, extend the Equipment Availability End Date by twelve months by providing written notice to Borrower.
(2) Each Equipment Loan shall be evidenced by a separate term promissory note, each substantially in the form of Exhibit A-1 for LIBOR interest rate Equipment Loans or Exhibit A-2 for Cost of Funds interest rate Equipment Loans, each attached hereto, duly executed and delivered by Borrower (the “Equipment Notes”). Bank is hereby authorized, but is not obligated, to enter the amount of each Equipment Loan, and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to such Equipment Note(s).
(3) The Equipment Loans shall be utilized by Borrower to finance up to 100% of the invoice amount (less invoiced charges for installation, delivery and taxes) of equipment purchased by the Borrower on, or no earlier than forty-five (45) days prior to, the date of making of such Equipment Loan.
(4) So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Bank irrevocable written notice requesting an advance under the Equipment Line of Credit Facility by delivering to Bank by mail, facsimile or telex an irrevocable written request (each an “Equipment Loan Advance Request”), accompanied by supporting invoices, to the Bank not less than five (5) business days prior to the date of the proposed borrowing. On each date on which a requested advance is to be made, Borrower irrevocably authorizes Bank to disburse the proceeds of the requested advance to the applicable account(s) of Borrower specified in the applicable Equipment Loan Advance Request, each of which accounts shall constitute one or more of the accounts set forth on Schedule 2a(4).
(5) Interest shall accrue from the date of each Equipment Loan at the rate per annum of either (i) LIBOR plus three and one-quarter percent (3.25%) or (ii) Cost of Funds plus three and one-quarter percent (3.25%), as elected by the Borrower in the Equipment Loan Advance Request for such Equipment Loan, in either case, calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. The principal and interest accruing thereon of each Equipment Loan used by Borrower to finance greater than 80% of the cost of equipment shall be amortized over a period of thirty-six (36) months, payable in accordance with the provisions of the Equipment Note provided, however, that all principal, accrued and unpaid interest thereon, all fees and other amounts owed hereunder shall be payable on the Maturity Date. The principal and interest accruing thereon of each Equipment Loan used by Borrower to finance eighty percent (80%) or less of the cost of equipment shall be amortized over a period of sixty (60) months, payable in accordance with the provisions of the Equipment Note, provided, however, that all principal, accrued and unpaid interest thereon, all fees and other amounts owed hereunder shall be payable on the Maturity Date.
b.	Revolving Credit Facility.
(1) Borrower hereby authorizes Bank to make advances under the Revolving Credit Facility (“Revolving Loans”), without any further notice or consent, if (a) an item is presented against the Checking Account (including, without limitations, checks, fees, or service charges) or Borrower withdraws funds or makes a transfer from such Checking Account and (b) the available funds in such Checking Account are not sufficient to pay such item or make the withdrawal or transfer. The amount of such Revolving Loan shall not be less than the difference between (x) the amount of available funds in the Checking Account and (y) the amount necessary to pay the item presented against the Checking Account or to effectuate the withdrawal or transfer requested by Borrower, but which shall not exceed the aggregate the Revolver Borrowing Capacity. The Revolving Credit Facility is a revolving credit facility which may be drawn, repaid and redrawn from time to time as permitted under this Agreement. Any determination as to the Revolver Borrowing Capacity shall be made by the Bank in its sole and absolute discretion. Even if the aggregate amount of Revolving Loans made and outstanding shall at any time and for any reason exceed the Revolver Borrowing Capacity, Borrower shall nevertheless be liable for the entire amount outstanding with interest thereon in accordance with this Agreement and all accompanying Transaction Documents, and Borrower shall be responsible for observance of, performance of and compliance with all of the terms, covenants and provisions hereof and thereof.
(2) All advances under the Revolving Credit Facility shall be evidenced by a revolving promissory note, substantially in the form of Exhibit B hereto (the “Revolving Note”), duly executed and delivered by Borrower. Bank is hereby authorized, but is not. obligated, to enter the amount of each Revolving Loan, and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Revolving Note. All amounts outstanding under the Revolving Note and all other Obligations under the Revolving Credit Facility shall be due and payable in full, if not earlier in accordance with this Agreement, on the second anniversary of the date hereof (the “Revolver Maturity Date”); provided, however, that the Bank may, in its sole and absolute discretion, at any time on or before the date twelve months prior to the Revolver Maturity Date, extend the Revolver Maturity Date by a twelve month period.
(3) The Bank shall have sole and absolute discretion whether to make any Revolving Credit Loan, or any portion of any Revolving Loan, requested by Borrower, and the Bank may refuse to make any requested Revolving Loan even though the sum of the outstanding principal amount under the Revolving Credit Facility and the requested Revolving Loan amount does not exceed the Revolver Borrowing Capacity. Further, and without thereafter impairing the Bank’s absolute discretion whether to make any Revolving Loan, the Bank may make a Revolving Loan to Borrower even though the Revolver Borrowing Capacity would be exceeded by the making of such Revolving Loan, and any such Revolving Loan shall still be included in the computation of the outstanding principal amount. Whenever the outstanding principal amount under the Revolving Credit Facility exceeds the Revolver Borrowing Capacity, Borrower shall pay to the Bank within three (3) days an amount equal to such excess.
(4) Borrower shall immediately upon acquiring knowledge or reason to know of any event or condition that caused or will or might cause any Account or item of inventory to cease to be an “Eligible Account” or “Eligible Inventory”, or that adversely affects or will or might adversely affect the value of such Account or item of Inventory as security for the repayment of the Loans, or any of the Bank’s rights and remedies relating to such Account or item of Inventory, deliver notice of such event or condition to the Bank.
(5) Interest on the outstanding principal amount under the Revolving Note shall be payable monthly in arrears on the first day of each calendar month at an variable rate per annum equal to L1BOR plus three percent (3%) calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Revolving Note shall be due and payable on the first day of each calendar month, in accordance with the procedures set forth in Section 2(f), commending on October 1, 2003 and continuing until the later of the Revolver Maturity Date and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement. Notwithstanding, and without limiting any other provision of any Transaction Document, Bank shall apply on a daily basis, all funds transferred into the Checking Account to all outstanding unpaid principal amounts under the Revolving Credit Facility.
c.	Term Loan Facility.
(1) Subject to the terms and conditions set forth in this Agreement, Bank agrees to loan to Borrower on the Closing Date the Maximum Term Loan Amount (the “Term Loan”); provided, however, that the aggregate amount of the Term Loan shall never exceed the Maximum Term Loan Amount. Any principal balance of the Term Loan outstanding at any time in excess of the foregoing limits shall be immediately due and payable by Borrower whether or not a Default or Event of Default has occurred or is continuing without the necessity of any demand and shall be paid in the manner specified in this Agreement. The Term Loan is not a revolving credit facility and may not be drawn, repaid and redrawn. The proceeds of the Term Loan shall be used by Borrower to pay a portion of the purchase price contemplated in the Acquisition Agreement. Any repayments of principal on the Term Loan shall be applied to permanently reduce the Term Loan and the Maximum Term Loan Amount. The Term Loan shall be evidenced by a term promissory note, substantially in the form of Exhibit C hereto, payable to the order of Bank in the principal amount of the Maximum Term Loan Amount, duly executed and delivered by Borrower (the “Term Note”). The Term Note shall evidence the aggregate indebtedness of Borrower to Bank under the Term Loan. Bank hereby is authorized, but is not obligated, to enter the amount of outstanding principal of the Term Loan and the amount of each payment or prepayment of principal and interest thereon on the reverse of or on an attachment to the Term Note. On the Closing Date, Borrower irrevocably authorizes Bank to disburse the proceeds of the Term Loan to the applicable account(s) of Borrower set forth on Schedule 2.a(4), in all cases for credit to Borrower (or to such other account as to which the Borrower shall instruct Bank in writing) via Federal funds wire transfer.
(2) The principal amount of the Term Loan and interest on the outstanding principal balance of the Term Loan under the Term Note shall accrue and be payable in accordance with-the terms of the Term Note.
(3) All accrued and unpaid interest on the Term Note, all fees and other amounts owed hereunder and all other outstanding Obligations related thereto shall be payable on the Maturity Date.
(4) Advances under the Revolving Credit Facility may be made automatically for the payment of interest on and scheduled principal of the Term Note and the Obligations on the date when due to the extent available and as provided for herein.
d.	Reliance.
With respect to each advance and all matters and transactions in connection therewith, Borrower hereby irrevocably authorizes Bank to accept, rely upon, act upon and comply with any oral or written instructions, requests, confirmation and orders of any employee or representative of Borrower who is so authorized or designated as a signer of loan documents under the provisions of Borrowers most recent resolutions or similar documents on file with Bank. Borrower acknowledges that the transmission between Borrower and Bank of any such instructions, requests, confirmations and orders involves the possibility of errors, omissions, mistakes and discrepancies and agrees to adopt such internal measures and operational procedures as may be necessary to protect its interests. By reason thereof, Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges Bank from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold Bank harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) Bank’s accepting, relying and acting upon, complying with or observing any such instruction, request, confirmation or order; or (ii) any such error, omission, mistake, or discrepancy, provided such error, omission, mistake or discrepancy is not caused by the Bank’s gross negligence or willful misconduct.
e.	Prepayments.
(1) Subject to the following, during the term of this Agreement, Borrower shall have the option of paying the principal amount under any of the Loans in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notion received by Bank at least three (3) business days prior to making such payment. If (i) Borrower prepays, in whole or in part, any principal amount under any Loan when the applicable interest rate for such Loan is a fixed rate based upon the Cost of Funds, the Borrower shall be liable for an amount equal to the difference between (x) the maximum total interest (excluding any default rate) hereunder which could have been earned based on the interest rate hereunder in effect on the date of such prepayment on the principal amount of the Loans being prepaid from the effective date of any prepayment through and including the maturity date of such Loan, and (y) the total amount of interest which would accrue on an amount equal to the amount being prepaid from the date of such prepayment through and including the maturity date of such Loan calculated at an interest rate per annum equal to the latest published (as published in The Wall Street Journal) rate preceding the effective date of any prepayment for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) with a mature date closest to the maturity date of such Loan. The determination of the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. Upon making any prepayment of the entire outstanding principal amount under any Loan, Borrower shall pay to Bank all interest and expenses owing pursuant to the applicable Note and remaining unpaid. Each partial prepayment of principal under the Loans shall be applied in inverse order of maturity to the principal included in the installments provided herein. In the event that the Maturity Date is accelerated following an Event of Default, any tender of payment of the amount necessary to satisfy the entire indebtedness made after such Event of Default shall be expressly deemed a voluntary prepayment. In such a case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate prepayment premium calculated in accordance with this Section 2.e.
(2) The Borrower shall prepay principal amounts outstanding under the Equipment Line of Credit Facility within five (5) business days of Borrower’s receipt thereof, in an amount equal to one hundred percent (100%) of the cash proceeds from the sale, transfer or other disposition of equipment by Borrower, the purchase of which was funded in whole or in part by the proceeds of an Equipment Loan.
(3) The Borrower shall prepay principal amounts outstanding under the Term Loan Facility within five (5) business days of Borrower’s receipt thereof, in an amount equal to one hundred percent (100%) of the proceeds from the sale, lease, transfer or other disposition of the real property located at 11505 Susquehanna Trail, Glen Rock, York County, Pennsylvania 17327-8606.
f.	Manner of Payment; Late Charge; Default Rate.
          All payments required hereunder shall be made in immediately available United States funds at any banking office of the Bank. If payment is not received within five days of its due date, Borrower shall pay a late charge equal to the greatest of (a) 2.5% of the delinquent amount, or (b) $50.00. In addition, if the Bank has not actually received any payment required under any of the Equipment Notes, Revolving Notes or the Term Note (each individually a “Note” and collectively the “Notes” within thirty (30) days after its due date, from and after such thirtieth day the interest rate for all amounts outstanding under such Note shall automatically increase to 2.5 percentage points above the applicable interest rate of such Note, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate. Payments may be applied in any order in the sole discretion of the Bank but, prior to demand, shall be applied first to past due interest, expenses, late charges, and principal payments, if any, which are past due, then to current interest and expenses and late charges, and last to remaining principal.
g.	Fees.
          (1) On or before the Closing Date, Borrower shall pay to Bank: (a) a nonrefundable commitment fee equal to Twenty Thousand Dollars ($20,000) in respect of the Revolving Credit Facility; and (b) a nonrefundable commitment fee equal to Five Thousand Dollars ($5,000) in respect of the Term Loan Facility.
          (2) On the date of each advance under the Equipment Line of Credit Facility, Borrower shall pay to Bank a funding fee in an amount equal to the product of (a) three-quarters of a percent (0.75%) multiplied by (b) the amount of such advance.
          (3) Borrower shall pay to Bank an unused line fee (the “Unused Line Fee”) in an amount equal to half a percent (0.50%) per annum of the difference derived by subtracting (a) the daily average amount of Revolving Loans outstanding during the preceding month from (b) the Maximum Revolving Credit Amount. The Unused Line Fee shall be payable-monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).
          (4) Borrower shall pay to Bank a monthly collateral management fee of Two Hundred Fifty Dollars ($250) on the first day of each successive calendar month (starting with the pro rata portion for the month in which the Closing Date occurs).
h.	Taxes.
          All payments made by Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority. If any such taxes are required to be withheld from any amounts payable to Bank hereunder or under the Notes, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all such taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.
i.	Increased Costs.
          Within thirty (30) calendar days following written demand, together with the written evidence of the justification therefore (including in reasonable detail, the calculation thereof), Borrower shall pay to Bank all direct increased costs incurred and any losses suffered or increased payments made by Bank as a consequent of making any of the Loans by reason of any change in law or regulation of the interpretation of any law or regulation imposing any reserve, deposit, allocation of capital or similar requirement; provided, that Bank shall take commercially reasonable steps to mitigate or reduce amounts otherwise payable by Borrower.

3.	SECURITY
     To secure repayment of the Loans Borrower will on the Closing Date execute and deliver to Bank the Security Documents, which shall secure the repayment of the Obligations. Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of Borrower and Bank that all Obligations, including those included in the Loans, be cross-collateralized and cross-defaulted, such that collateral security securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

4.	CONDITIONS PRECEDENT
a.	Conditions to Initial Advances, Funding the Term Loan and Closing
          The obligations of Bank to consummate the transactions contemplated herein and to make the initial advances under the Revolving Credit Facility and the Equipment Credit Facility (together, the “Initial Advances”) and fund the Term Loan are subject, in each case, to the satisfaction on and as of the Closing Date of the following:
(1) Borrower shall have delivered to Bank the Transaction Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto;
(2) Bank shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower and any of Borrower’s Subsidiaries in each jurisdiction determined by Borrower in its reasonable discretion, and such report shall show no liens on the Collateral (other than liens set forth on the Schedule titled “Permitted Liens” and liens to be terminated at Closing), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Transaction Document or under law or requested by Bank to be filed, registered or recorded to create, in favor of Bank, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;
(3) Bank shall have received (i) copies of Borrowers certificate of incorporation certified as true and correct by the applicable governmental authority of the State of Montana dated within twenty (20) days of the date of this Agreement, (ii) a copy of Borrower’s bylaws or other similar organizational document certified by an authorized officer of Borrower to be true and complete, (iii) an original certificate of good standing issued by the applicable governmental authority of the State of Montana and of every other jurisdiction in which Borrower has an office or conducts business or is otherwise required to be in good standing dated within twenty (20) days of the date of this Agreement, (iv) copies of the resolutions of Borrower’s board of directors and, if required, stockholders authorizing the execution, delivery and performance of the Transaction Documents certified by an authorized officer of the Borrower as of the Closing Date, (v) a certificate of the corporate secretary or assistant secretary of Borrower dated the Closing Date, as to the incumbency and signature of the persons executing the Transaction Documents on behalf of Borrower and (vi) the reasonably acceptable written legal opinions of counsel and/or special counsel for Borrower, and usual and customary for transactions of this type;
(4) Bank shall have completed examinations of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower;
(5) Bank shall have received (or is satisfied that it will receive simultaneously with the funding of the Term Loan and/or Initial Advances, as applicable) all fees, charges and expenses due and payable to Bank on or prior to the Closing Date pursuant to the Transaction Documents;
(6) Borrowers shall have received such consents, approvals and agreements from such third parties as Bank and its counsel shall determine in their reasonable discretion are necessary or desirable with respect to (i) the consummation of the Transaction Documents and/or the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) agreements, documents or instruments to which Borrower is a Party or by which any of its properties or assets are bound or subject;
(7) Bank shall have received certificates of all such required insurance policies and confirmation that they are in effect and that the premiums due and owing with respect thereto have been paid in full when and if due and naming the Bank as beneficiary or loss payee and additional insured, as appropriate;
(8) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Bank in its reasonable discretion;
(9) no default shall exist pursuant to any obligations of Borrower under any material contract, and Borrower shall be in compliance with applicable laws in all material respects; and with respect to such material contracts and such applicable laws, there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to constitute or become a Material Adverse Change;
(10) Bank shall have received copies of all permits, licenses or other similar authorizations required for Borrower to conduct the business in which it is currently engaged or is contemplated pursuant to the Transaction Documents;
(11) Bank shall be satisfied, as determined in its sole and absolute discretion, with the results of its due diligence examinations of the Borrower;
(12) there shall not have occurred any Material Adverse Change from that which was reflected on the financial statements provided to Bank or any liabilities or obligations of any nature with respect to Borrower which would reasonably be likely to have a Material Adverse Change;
(13) Bank shall have received final audited financial statements of Borrower on a consolidated and consolidating basis for and as of December 31, 2002;
(14) Bank shall have received (i) copies of all intercompany agreements, management agreements, documents relating to indebtedness for borrowed money, capital leases, occupancy leases and other material contracts, and (ii) such other documents or materials as Bank shall deem necessary or appropriate;
(15) regarding the Acquisition and the transactions contemplated thereby: Bank shall have received from Borrower certified copies of the applicable Acquisition Documents; and
(16) Bank shall have received evidence that the Acquisition shall have been consummated in form and substance satisfactory to Bank by the execution, delivery, performance and recordation of the applicable Acquisition Documents and other definitive agreements, instruments, and documents related to the Acquisition.
b.	Conditions to Each Advance and Funding of the Revolving Loans and the Equipment Loans
The obligation of Bank to make any advance under the Revolving Credit Facility or the Equipment Line of Credit Facility (including, without limitation, the Initial Advances) are subject to the satisfaction of the following additional conditions precedent:
(1) Borrower shall have delivered to Bank in the case of an advance under the Equipment Line of Credit Facility a written request pursuant to Section 2b(2) with necessary supporting documentation required by this Agreement and executed by an authorized officer of Borrower;
(2) Each of the representations and warranties made by Borrower herein or under the other Transaction Documents or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date);
(3) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the making of such Revolving Loan or Equipment Loan, as the case may be;
(4) There shall not have occurred any Material Adverse Change;
(5) In the case of an advance under the Revolving Credit Facility immediately after giving effect to such advance, the aggregate outstanding principal amount under the Revolving Credit Facility shall not exceed the Revolver Borrowing Capacity, or in the case of a requested advance under the Equipment Line of Credit Facility, immediately after giving effect to such requested advance, the aggregate outstanding principal amount under the Equipment Line of Credit Facility shall not exceed the Maximum Equipment Line of Credit Amount;
(6) Bank shall have received all fees, charges and expenses due and payable to Bank on or prior to such date pursuant to the Transaction Documents; and
(7) All documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Bank.
          Each request by Borrower for a Revolving Loan or an Equipment Loan hereunder shall constitute a representation and warranty by Borrower as of the date of such Revolving Loan or Equipment Loan, as the case may be, that the conditions contained in this Section 4b have been satisfied.
5. REPRESENTATIONS AND WARRANTIES. The Borrower makes the following representations and warranties and any “Additional Representations and Warranties” on the schedule attached hereto and made part hereof (the “Schedule”), all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:
a.	Commercial Loan. The Credit evidences a commercial loan and an extension of credit for a commercial purpose within the meaning of Md. Code, Commercial Law Art.

b.	Good Standing; Authority. The Borrower and each Subsidiary (if either is not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Borrower and each Subsidiary is duly authorized to do business in each jurisdiction in which failure to be so qualified could reasonably be expected to have a material adverse effect on its business or assets and has the power and authority to execute, deliver and perform the Transaction Documents and to own each of its assets and to use them in the ordinary course of business now and in the future.

c.	Compliance. The Borrower and each Subsidiary conducts its business and operations and the ownership of its assets in compliance in all material respects with each applicable statute, regulation and other law, including ERISA and environmental laws. All material approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of the Borrower’s and each Subsidiary’s business and for the extension of credit hereunder have been duly obtained and are in full force and effect. The Borrower and each Subsidiary is in compliance in all material respects with the Approvals and has not received notice to the contrary. The Borrower and each Subsidiary (if either is not an individual) is in compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower or a Subsidiary depending on its organizational structure (“Governing Documents”). The Borrower and each Subsidiary is in compliance in all material respects with each material agreement to which it is a party or by which it or any of its assets is bound.

d.	Legality. The execution, delivery and performance by the Borrower of this Agreement and all related documents, including the Transaction Documents and the consummation of the transactions contemplated thereby, (i) are within the Borrower’s power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator, which violation is material to the business of the Borrower or any Subsidiary or (B) violate the Borrower’s or any Subsidiary’s Governing Documents (if either is not an individual), constitute a default under any material agreement binding on the Borrower or any Subsidiary or result in a lien or encumbrance on any assets of the Borrower or any Subsidiary except liens in favor of the Bank; and (iii) have been duly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Transaction Document constitutes, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless or whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance.

e.	Fiscal Year. The fiscal year of the Borrower is the calendar year.

f.	Title to Assets. The Borrower and each Subsidiary has good and marketable title to each of its assets free of security interests, mortgages or other liens or encumbrances, except as set forth on the Schedule titled “Permitted Liens” or pursuant to the Banks prior written consent.

g.	Judgments and Litigation. There is no pending or, to Borrower’s knowledge, threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (any, an “Action”) which involves the Borrower, its Subsidiaries or their respective assets and could reasonably be expected to have a material adverse effect upon the Borrower or any Subsidiary or threaten the validity of the transactions contemplated hereby, any Transaction Document or any related document or action. There exists no default or Event of Default hereunder.

h.	Accounts. Unless otherwise indicated in writing to Bank, and except for Accounts not exceeding $50,000 in the aggregate, each Account of Borrower (a) is an Eligible Account (other than as a result of a determination of the Bank), (b) is genuine and in all material respects what it purports to be and is not evidenced by a judgment, (c) to the Borrower’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce in any material respect the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Bank with respect thereto (other than those arising in the ordinary course of business or as may be reserved against on the Borrower’s balance sheet), (e) to Borrower’s knowledge, (i) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (ii) such Account Debtor is solvent, (f) to the Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which would reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition or the collectability thereof, (g) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and (h) Borrower has obtained and currently has all material permits necessary in the generation thereof.

i.	Inventory. With respect to all Inventory of Borrower, as reflected on the books and records of the Borrower (a) such Inventory is of good and merchantable quality, free from defects, and (b) such Inventory is not stored with a bailee, warehouseman or similar party unless otherwise indicated in writing to Bank.

j.	Full Disclosure. Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower or any Subsidiary contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading. The Borrower has not failed to disclose to the Bank any fact that would reasonably be expected to have a material adverse effect on the Borrower or any Subsidiary. All financial statements provided to the Bank by or on behalf of the Borrower or any Subsidiary were prepared in accordance with generally accepted accounting principles (except as indicated in any notes thereto and except in the case of interim financial statements where footnotes are omitted), are true and correct in all material respects and fairly present the financial condition of the Borrower and its Subsidiaries, taken as a whole, at such date and for the period then ended (except in the case of interim financial statements which are subject to normal and immaterial year-end adjustments).
6.	AFFIRMATIVE COVENANTS. So long as this Agreement is in effect, the Borrower will comply, and will cause its Subsidiaries to comply, with the following covenants and any “Additional Affirmative Covenant” contained in the Schedule:
a.	Financial Statements and Other Information. Promptly deliver to the Bank (i) within forty-five (45) days after the end of each month, an unaudited consolidating and consolidated financial statement of the Borrower and each Subsidiary as of the end of such month, which financial statement shall consist of a balance sheet and related statements of income and cash flows for the month and for the fiscal year-to-date period and for the corresponding month and year-to-date period in the previous fiscal year, all in such detail as the Bank may reasonably request; (ii) within one hundred twenty (120) days after the end of each fiscal year, consolidating and consolidated financial statements of the Borrower and each Subsidiary, which financial statements shall consist of a balance sheet and related statements of income and cash flows, setting forth comparative figures for the preceding fiscal year, audited by an independent certified public accountant reasonably acceptable to the Bank; all such statements shall be certified by the Borrower’s chief financial officer to be correct and in accordance with the Borrower’s and each Subsidiary’s records and to present fairly the results of the Borrower’s and each Subsidiary’s operations and cash flows and its financial position at year end; and (iii) with each statement of income delivered at the end of each fiscal quarter, a certificate executed by the Borrower’s chief executive and chief financial officers or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signers of the certificate have reviewed this Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period. of existence and what action the Borrower has taken with respect thereto. The Borrower shall also promptly provide the Bank with copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members, and copies of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and shall provide, in form reasonably satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary, including without limitation monthly accounts receivable and accounts payable aging reports, inventory reports and the Collateral & Loan Report.

b.	Books and Records; Accounting; Tax Returns and Payment of Claims. Keep proper books of record and account in conformity with generally accepted accounting principles and maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business; provided, that, neither Borrower nor any its Subsidiaries shall be required to pay any such tax or other amount which is being contested in good faith by Borrower or the applicable Subsidiary and with respect to which, Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP.

c.	Inspections. Promptly upon the Bank’s request, permit during normal business hours the Bank’s officers, attorneys or other agents to inspect its and its Subsidiary’s premises, examine and copy its records and discuss its and its Subsidiary’s business, operations and financial or other condition with its and its Subsidiary’s responsible officers and independent accountants [including, without limitation, an annual field exam to be conducted by the Bank].

d.	Operating Accounts. Maintain, and cause its Subsidiaries to maintain all domestic United States bank accounts with the Bank.

e.	Changes in Management and Control. Immediately upon any change in the identity of the Borrower’s chief executive officers or in its beneficial ownership, the Borrower will provide to the Bank a certificate executed by its senior individual authorized to transact business on behalf of the Borrower, specifying such change.

f.	Notice of Defaults and Material Adverse Changes. Immediately upon acquiring reason to know of any Event of Default, (ii) any event or condition that could reasonably be expected to have a material adverse effect upon the Borrower or any Subsidiary, the Borrower will provide to the Bank a certificate executed by the Borrower’s senior individual authorized to transact business on behalf of the Borrower, specifying the date(s) and nature of the event and what action the Borrower or its applicable Subsidiary has taken or proposes to take with respect to it, [and shall provide the bank with notice at least 30 days and not more than 60 days prior to any Change of Control],

g.	Insurance. Maintain its and its Subsidiaries’ property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as required and in accordance with the Security Agreement.

h.	Further Assurances. Promptly upon the request of the Bank, execute and deliver each writing and take each other action that the Bank deems necessary or desirable in connection with any transaction contemplated by this Agreement.
7.	NEGATIVE COVENANTS. As long as this Agreement is in effect, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants and any “Additional Negative Covenant” on the Schedule. The Borrower shall not:
a.	Indebtedness. Permit any indebtedness (including direct and contingent liabilities) not described on the Schedule titled “Permitted Indebtedness” except for trade indebtedness, accrued expenses or current liabilities for salary and wages incurred in the ordinary course of business and not substantially overdue.

b.	Guaranties. Become a guarantor, a surety, or otherwise liable for the debts or other obligations of another, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and except as any be specified in the Schedule titled “Permitted Guaranties”.

c.	Liens. Permit any of its assets to be subject to any security interest, mortgage or other lien or encumbrance, except as set forth on the Schedule titled “Permitted Liens” and except for liens for property taxes not yet due; pledges and deposits to secure obligations or Performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmen’s mechanics’, carriers’ and similar liens arising in the normal course of business.

d.	Investments. Make any investment in or otherwise acquire any obligations, stock or securities of, or any other related interest in, any person or joint venture, other than cash and cash equivalents, FDIC insured deposits or United States Treasury obligations of less than one year, or in money market or mutual funds administering such investments or in repurchase obligations entered into with, and commercial paper issued by, the Bank or its Affiliates, except as set forth on the Schedule titled “Permitted Investments”.

e.	Loans. Make any loan, advance or other extension of credit except as disclosed on the Schedule titled “Permitted Loans”, except for endorsements of negotiable instruments deposited to the Borrower’s deposit account for collection, trade credit in the normal course of business and intercompany loans approved in writing by the Bank.

f.	Distributions, Redemptions and Prepayments. (a) declare or pay any dividend or distribution, or redeem, repurchase or otherwise acquire any of its stock, except for (i) dividends payable solely in stock; (ii) the distribution payable to United Wagering Systems, Inc. pursuant to the Acquisition Agreement, in an amount not to exceed $4,800,000; (iii) cash dividends paid to the Borrower by its Subsidiaries; and (iv) so long as no Default or Event of Default then exists or would be caused thereby, and provided further that after giving effect to such payment the Borrower is in compliance with the covenants set forth in Section 8, payments by Borrower to UT Group LLC for amounts required for (A) the repurchase membership interests (or equivalent equity interests) from employees of Borrower or its Subsidiaries upon termination of their employment or other relationship with the Company to the extent that such repurchases do not exceed $50,000 in any calendar year; (B) so long as the Borrower files a consolidated tax return with UT Group LLC, the payment of federal and state taxes then due and owing, provided that the amount of such distribution shall not be greater, nor the receipt by Borrower or any of its Subsidiaries of tax benefits less, than they would have been had the Borrower or any such Subsidiary not filed a consolidated return with UT Group LLC, or (b) prepay any indebtedness.

g.	Changes in Form. (i) Transfer or dispose of substantially all of its assets, (ii) acquire substantially all of the assets of any other entity, (iii) do business under or otherwise use any name other than its true name, (iv) make any material change in its business, structure, purposes or operations that might have a material adverse effect on the Borrower or any of its Subsidiaries, (v) make any change in its form of entity, (vii) participate in any merger, consolidation or other absorption or (viii) make, terminate or permit to be revoked any election pursuant to Subchapter S of the Internal Revenue Code.

h.	Affiliate Transactions. Sell or transfer any property to, or purchase or acquire any property from, or otherwise engage in any other transactions with, any of its employees, officers, directors or affiliates, except for (i) transactions on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a person not an employee, officer, director or affiliate, (ii) transactions under the Management Services Agreement in effect on the date hereof (iii) transactions under the Employment Agreements dated as of the date hereof between Borrower and Joe Tracy, and Borrower and Terry Woods; (iv) transactions under the Fee Letter dated as of the date hereof between Borrower and Kinderhook Industries, LLC and (iii) transactions otherwise expressly permitted hereby.

i.	Inconsistent Agreements. Enter into any agreement or arrangement, or supplement, amend or otherwise modify the terms of its Governing Documents, in a manner which would restrict in any material respect the ability of the Borrower to fulfill its obligations under the Transaction Documents.
8.	FINANCIAL COVENANTS. During the term of this Agreement, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants (complete applicable financial covenant) or any Additional Financial Covenants on the Schedule. For purposes of this Section, if the Borrower has any Subsidiaries all references to the Borrower shall include the Borrower and all of its Subsidiaries on a consolidated basis. Unless a different measurement period is specified, compliance for the financial covenants shall be required at all times.

☒A.	Borrower shall maintain Tangible Net Worth of not less than $$6,000,000 for the quarter ending December 31, 2003 and increasing by $250,000 for each quarter thereafter through December 31, 2004, and increasing by $150,000 for each quarter thereafter, measured quarterly as of each quarter end commencing December 31, 2003.

☒B.	Borrower shall maintain a ratio of Total Liabilities to Tangible Net Worth of not greater than 2.50 to 1.00, measured quarterly as of each quarter end commencing December 31, 2003.
9	DEFAULT.
a.	Events of Default. Any of the following events or conditions shall constitute an “Event of Default”: (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) the Obligations; (ii) default, breach, failure or violation by the Borrower in the performance, observance or compliance with any covenant, obligation, term or condition contained in Section 7 or Section 8 of this Agreement, or the default, breach, failure or violation by the Borrower in the performance, observance or compliance with any covenant, obligation, term or condition contained in this Agreement (other than those contained in Section 7 or Section 8), or the other Transaction Documents or any other agreement with the Bank or any of its affiliates or subsidiaries (collectively, “Affiliates”) which is not cured within fifteen (15) days of the date when the Borrower knew or should have known of such default; (iii) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any indebtedness or obligation owing to any third party or any Affiliate in excess of One Hundred Thousand Dollars ($100,000), the occurrence of any event which could result in acceleration of payment of any such indebtedness or obligation; (iv) the Borrower is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (v) the Borrower makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of the Borrower to a third party; or the cessation by the Borrower as a going business concern; (vi) the Borrower files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within sixty (60) days); (vii) the reorganization, merger, consolidation or dissolution of the Borrower (or the making of any agreement therefore); (viii) the entry of any judgment or order of any court, other governmental authority or arbitrator against the Borrower in excess of One Hundred Thousand Dollars ($100,000) in excess of the amount covered by insurance (under which the applicable insurance carrier has acknowledged such coverage in writing) and such judgment has not been paid, satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days of the entry thereof, or the entry of any judgment or order of any court, other governmental authority or arbitrator against the Borrower in excess of Seven Hundred Fifty Thousand Dollars ($750,000); (ix) falsity, omission or inaccuracy of facts submitted to the Bank or any Affiliate (whether in a financial statement or otherwise); (x) the occurrence of an event which could reasonably be expected to cause a Material Adverse Change; (xi) any “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) of the Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, could reasonably be expected to have a material adverse effect on the Borrower’s ability to repay its debts; (xii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly been engaged in any type of activity which, in the Bank’s reasonable discretion, might result in the forfeiture or any property of the Borrower to any governmental authority; (xiii) as the result of any cause, except in each case action or inaction by Bank, any of the Transaction Documents ceases to be in full force and effect, or any lien created thereunder ceases to constitute a valid first priority perfected lien on the Collateral in accordance with the terms thereof, or the Bank ceases to have such a lien on any of the Collateral; (xiv) the occurrence of a Change of Control with respect to the Borrower; or (xv) the occurrence of any event described in Section 9(a)(i) through and including 9(a)(xiv) with respect to any Subsidiary.

b.	Rights and Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower, any Subsidiary or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby expressly waived), may exercise all rights and remedies under the Borrower’s or its Subsidiaries’ agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any Obligations not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower or any Subsidiary. All or any part of any Obligations whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in Section 9(a)(v) or (vi) above. The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Obligations which may now or hereafter be payable on demand. No delay on the part of Bank or failure by Bank to exercise any power, right or remedy under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy. The rights and remedies in this Agreement and the other Transaction Documents are cumulative and not exclusive of any rights of remedies (including, without limitation, the right of specific performance) which the Bank would otherwise have.
10.	EXPENSES. The Borrower shall pay to the Bank on demand all costs and expenses (including all reasonable fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Obligations, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of any Obligations or any guaranty thereof, (iv) the exercise, performance ,enforcement or protection of any of the rights of the Bank hereunder or (v) the failure of the Borrower or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Obligations from the date payment is demanded by the Bank to the date reimbursed by the Borrower. All such costs, expenses or fees under this Agreement shall be added to the Obligations.

11.	TERMINATION. Except as otherwise expressly provided in Section 13(c) and elsewhere herein, this Agreement shall remain in full force and effect until all Obligations (other than Obligations in respect of indemnification and expenses to the extent that such Obligations are not yet due and payable) such outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full, and all of Bank’s commitments under the Transaction Documents have expired.

12.	RIGHT OF SETOFF. If an Event of Default occurs and is continuing, the Bank shall have the right to set off against the amounts owing under this Agreement and the other Transaction Documents any property held in a deposit or other account or otherwise with the Bank or its Affiliates or otherwise owing by the Bank or its Affiliates in any capacity to the Borrower, its Subsidiary or any guarantor of, or endorser of any of the Transaction Documents evidencing, the Obligations. Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

13.	MISCELLANEOUS.
a.	Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

b.	Generally Accepted Accounting Principles. Any financial calculation to be made, all financial statements (except as set forth in the notes thereto) and other financial information to be provided, and all books and records, system of accounting and reserves to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval, provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrowers certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

c.	Indemnification. If after receipt of any payment of all, or any part of, the Obligations, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d.	Further Assurances. From time to time, the Borrower shall take, and cause its Subsidiaries to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request to effectuate the purposes of the Transaction Documents.

e.	Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All

rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. In the event of any irreconcilable inconsistencies, this Agreement shall control. No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f.	Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of Maryland. Except as otherwise provided under federal law, this Agreement will be interpreted in accordance with the laws of the State of Maryland excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF MARYLAND WHERE THE BANK MAINTAINS A BRANCH, AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND, PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g.	Joint and Several; Successors and Assigns. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts, which become due, and the performance of all obligations under this Agreement, and the term “the Borrower” shall include each as well as all of them. This Agreement shall be binding upon the Borrower and Bank and upon their heirs and legal representatives, their successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, the Borrower and their successors and assignees and each direct or indirect assignee or other transferee of any of the Obligations; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h.	Waivers; Changes in Writing. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The Borrower expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure by the Borrower there from shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower and the Bank.

i.	Interpretation. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”) the word “or” has the inclusive meaning represented by the phrase “and/or”; the word “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and captions or section headings are solely for convenience and not part of the-substance of this Agreement. Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous. Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If any provision nevertheless is held invalid, the other provisions shall remain in effect. The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j.	Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THE BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED HERETO, THE BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.
Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

SCHEDULE
Additional Representations and Warranties (§5)
The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such an “investment company.”
The Borrower has no subsidiaries other than United Tote Canada Inc., Dynatote of Pennsylvania, Inc. (“Dynatote”) and United Tote of Colombia, LTDA. (“UT Colombia”, and together with Dynatote, the “Restricted Subsidiaries”).
Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealing or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s office of Foreign Assets Control regulation or executive order.
The Borrower and each of its Subsidiaries are in compliance, in all material respects, with the applicable anti-money laundering provisions of the Patriot Act. No part of the proceeds of the loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
The Restricted Subsidiaries have no assets and engage in no commercial activities whatsoever.
Additional Affirmative Covenants (§6)
Maintain, from the date which is forty-five (45) days after the Closing Date, policies of insurance in the amount of $1,000,000 on the lives of both Joseph Tracy and Terry Woods, in form and substance satisfactory to the Bank, which policies of insurance shall be collaterally assigned to the Bank.
With respect to any agreements entered into by Borrower with customers after the date hereof, Borrower shall use its reasonable best efforts to cause language to be included in such agreement whereby any other parties to such agreement shall acknowledge the Security Interest of Bank therein.
Additional Negative Covenants (§7)

Permit the Restricted Subsidiaries to own any assets or engage in any commercial activities.
Form a new Subsidiary unless Borrower (a) agrees to pledge (i) 100% of the stock (or equivalent equity interests) of such Subsidiary to Bank if such Subsidiary is a domestic entity, or (ii) 65% of the stock (or equivalent equity interests) of such Subsidiary to Bank if such Subsidiary is a foreign entity and (b) provides a statement of the chief financial officer of Borrower that no Default or Event of Default exists or would be caused by the formation of such Subsidiary.
Permitted Indebtedness (§7(a))
indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.
indebtedness arising. from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence.
indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or the applicable Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review.
indebtedness secured by purchase money liens and capital leases for equipment not financed by the Equipment Line of Credit Facility, up to $250,000 in the aggregate outstanding at any one time.
without duplication, indebtedness secured by any lien permitted by Section 7.c.
indebtedness in favor of Bank and its Affiliates, including indebtedness incurred under the Transaction Documents.
indebtedness of Borrower’s wholly owned Subsidiary, United Tote Canada, Inc. owing to Borrower in an amount not to exceed $250,000 in the aggregate outstanding at any one time on terms and conditions reasonably satisfactory to Bank.
Preferred stock classified as indebtedness in accordance with GAAP pursuant to FASB pronouncement 150, which shall not be redeemable any earlier than one (1) year after the Maturity Date.
Permitted Guaranties (§7(b))
none

Permitted Liens (§7(c))
liens in favor of the Bank or its Affiliates.
the following liens on property existing on the date hereof and any renewals or extensions thereof; provided that such liens shall secure only those obligations that they secure on the Closing Date and the amount of indebtedness secured thereby shall not be increased:
[List existing liens]
liens for taxes, assessments or governmental charges (excluding any lien imposed pursuant to any of the provisions of ERISA) not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on the books of the Borrower or such Subsidiary to the satisfaction of the Bank and such contest operates to suspend collection of the contested obligation, tax assessment or charge and enforcement of a lien.
statutory liens of landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and securing obligations that are not more than 30 days delinquent.
pledges and deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations.
deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases (other than capital lease), liens to secure the performance of statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.
purchase money liens on equipment acquired in the ordinary course of business with respect to indebtedness permitted under Section 7(a).
zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially adversely interfere with the use of such property for its present purposes.
Permitted Investments (§7(d))
The acquisition of the equity of United Tote Canada, Inc. pursuant to the Contribution Agreement dated as of the date hereof.
Permitted Loans (§7(e))
advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors, consultants and employees in an aggregate amount not exceeding $100,000 at any time outstanding.
Loans made by Borrower to United Tote Canada, Inc. in an amount not to exceed $250,000 in the aggregate outstanding at any one time on terms and conditions reasonably satisfactory to Bank.
Additional Financial Covenants (§8)
The Borrower shall maintain Debt Service Coverage Ratio of not less than 1.50 to 1.00, measured for the previous four quarters as of each quarter end commencing December 31, 2003. For purposes hereof, “Debt Service Coverage Ratio” means the ratio of (A) the sum of (i) consolidated net income of the Borrower and its Subsidiaries, (ii) the consolidated depreciation and amortization of the Borrower and its Subsidiaries, (iii) the consolidated interest expense of the Borrower and its Subsidiaries and (iv) other non-cash or extraordinary expenses of the Borrower and its Subsidiaries, minus (v) other non-cash or extraordinary income of the Borrower and its Subsidiaries to (B) the total of (i) the current installments of all principal payable during the measurement period by the Borrower or any Subsidiary in connection with any indebtedness or other obligation (other than preferred stock referred to in Schedule 7(a), Permitted Indebtedness) maturing more than one year after the end of the applicable measurement period and arising from the borrowing of any money or the deferral of the purchase price of any asset and (ii) the consolidated interest expense of the Borrower and its Subsidiaries during such measurement period.

FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“First Amendment”) is made as of January 4, 2005 by and between UNITED TOTE COMPANY (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Bank”).
     I. Borrower and the Bank are the parties to that Credit Agreement, dated as of September 5, 2003 (the “Credit Agreement”). The Borrower has requested that the Bank amend the Credit Agreement in certain respects, and the Bank has agreed to do so, subject to and in accordance with this Amendment.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Bank and the Borrower agree as follows:
     1. Recitals. Borrower acknowledges that the above recitals to this Amendment are true and correct, and agrees that the same are incorporated by reference into the body of this Amendment. Capitalized terms used in this Amendment without definition that are defined in the Credit Agreement have the same meanings given them in the Credit Agreement.
     2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:
a.	In Section 1.dd., the number “$5,000,000” is hereby deleted and the number “$10,000,000” is inserted in lieu thereof.

b.	In the first line of Section 2.a.(l), the year “2005” is hereby deleted and the year “2006” inserted in lieu thereof.

c.	The following language shall be added to the end of Section 2.a.(2): At the Borrower’s election, the Equipment Notes executed after January 4, 2005 shall provide for a six month interest only period.
     3. Representations and Warranties. Borrower represents, warrants and covenants to the Bank as follows:
a.	Each and all of the representations and warranties of Borrower in the Credit Agreement and the other instruments, agreements and relating to the Equipment Line of Credit Facility are true and correct on the date hereof as if the same were made on the date hereof.

b.	As of the date hereof, all collateral for the Obligations is free and clear of all assignments, security interests, liens and other encumbrances of any kind and nature whatsoever except for those permitted under the provisions of the Credit Agreement.
     4. Amendment Only. This Amendment is a part of the Credit Agreement. All of the provisions of the Credit Agreement are incorporated herein by reference and shall continue in full force and effect as amended by this Amendment. Borrower hereby ratifies and confirms all of its obligations, liabilities and indebtedness under the provisions of the Credit Agreement, as amended by this Amendment. The Bank and Borrower agree that it is their express intention that nothing herein shall be construed to extinguish, release or discharge or constitute, create or effect a novation of, or an agreement to extinguish, any of the obligations, indebtedness and liabilities of the Borrower or any other party under the provisions of the Credit Agreement or under any of the other Transaction Documents, or any assignment or pledge to the Bank of, or any security interest or lien granted to the Bank in or on, any collateral and security for such obligations, indebtedness and liabilities.
     5. Applicable Law, Etc. This Amendment shall be governed by the laws of the State of Maryland and shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and assigns.

     IN WITNESS WHEREOF, Borrower and the Bank have executed this Amendment under their respective seals as of the day and year first written above.

MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Gregory J. Oliver (SEAL)

		Name:	Gregory J. Oliver

		Title:	Vice President

UNITED TOTE COMPANY

/s/ Keith Marshall	By:	/s/ Terry Woods (SEAL)

		Name:	Terry V. Woods

		Title:	President

SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made as of June ___, 2005 by and between UNITED TOTE COMPANY’ (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Bank”).
RECITALS
     1. Borrower and the Bank are the parties to that Credit Agreement, dated as of September 5, 2003 and amended by a First Amendment to Credit Agreement dated as of January 4, 2005 (collectively, the “Credit Agreement”). The Borrower has requested that the Bank amend the Credit Agreement in certain respects, and the Bank has agreed to do so, subject to and in accordance with this Amendment.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Bank and the Borrower agree as follows:
     1. Recitals. Borrower acknowledges that the above recitals to this Amendment are true and correct, and agrees that the same are incorporated by reference into the body of this Amendment. Capitalized terms used in this Amendment without definition that are defined in the Credit Agreement have the same meanings given them in the Credit Agreement.
     2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:
a.	In Section 1.dd., the number “$10,000,000” is hereby deleted and the number “$11,500,000” is inserted in lieu thereof.
     3. Representations and Warranties. Borrower represents, warrants and covenants to the Bank as follows:
a.	Each and all of the representations and warranties of Borrower in the Credit Agreement and the other instruments, agreements and relating to the Equipment Line of Credit Facility are true and correct on the date hereof as if the same were made on the date hereof.

b.	As of the date hereof, all collateral for the Obligations is free and clear of all assignments, security interests, liens and other encumbrances of any kind and nature whatsoever except for those permitted under the provisions of the Credit Agreement.
     4. Amendment Only. This Amendment is a part of the Credit Agreement. All of the provisions of the Credit Agreement are incorporated herein by reference and shall continue in full force and effect as amended by this Amendment. Borrower hereby ratifies and confirms all of its obligations, liabilities and indebtedness under the provisions of the Credit Agreement, as amended by this Amendment. The Bank and Borrower agree that it is their express intention that nothing herein shall be construed to extinguish, release or discharge or constitute, create or effect a notation of, or an agreement to extinguish, any of the obligations, indebtedness and liabilities of the Borrower or any other party under the provisions of the Credit Agreement or under any of the other Transaction Documents, or any assignment or pledge to the Bank of, or any security interest or lien granted to the Bank in or on, any collateral and security for such obligations, indebtedness and liabilities.
     5. Applicable Law, Etc. This Amendment shall be governed by the laws of the State of Maryland and shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and assigns.

     IN WITNESS WHEREOF, Borrower and the Bank have executed this Amendment under their respective seals as of the day and year first written above.

WITNESS/ATTEST:	UNITED TOTE COMPANY

/s/ Keith Marshall	By:	/s/ Terry V. Woods (SEAL)

Name:

Title:

MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	(SEAL)

Name:

Title:

THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made as of August ___, 2005 by and between UNITED TOTE COMPANY (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Bank”).
     1. Borrower and the Bank are the parties to that Credit Agreement, dated as of September 5, 2003 and amended by a First Amendment to Credit Agreement dated as of January 4, 2005 and a Second Amendment to Credit Agreement dated as of June 13, 2005 (collectively, the “Credit Agreement”). The Borrower has requested that the Bank amend the Credit Agreement in certain respects, and the Bank has agreed to do so, subject to and in accordance with this Amendment.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Bank and the Borrower agree as follows:
     1. Recitals. Borrower acknowledges that the above recitals to this Amendment are true and correct, and agrees that the same are incorporated by reference into the body of this Amendment. Capitalized terms used in this Amendment without definition that are defined in the Credit Agreement have the same meanings given them in the Credit Agreement.
     2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:
a.	In Section 1.dd., the number “$11,500,000” is hereby deleted and the number “$15,500,000” is inserted in lieu thereof.

b.	The following language is added to the end of §l.jj.: “and shall be reduced to $0.00 on December 31, 2005.”

c.	The following language shall be added to the end of the first sentence under the heading entitled “Additional Financial Covenants (§8)” in the attached Schedule: “provided, however, that the required Debt Service Coverage Ratio shall be not less than 1.25 to 1.00 for the period commencing September 30, 2005 and ending on September 30, 2006.”
     3. Representations and Warranties. Borrower represents, warrants and covenants to the Bank as follows:
     (a) Each and all of the representations and warranties of Borrower in the Credit Agreement and the other instruments, agreements and relating to the Equipment Line of Credit Facility are true and correct on the date hereof as if the same were made on the date hereof.
     (b) As of the date hereof, all collateral for the Obligations is free and clear of all assignments, security interests, liens and other encumbrances of any kind and nature whatsoever except for those permitted under the provisions of the Credit Agreement.
     4. Amendment Only. This Amendment is a part of the Credit Agreement. All of the provisions of the Credit Agreement are incorporated herein by reference and shall continue in full force and effect as amended by this Amendment. Borrower hereby ratifies and confirms all of its obligations, liabilities and indebtedness under the provisions of the Credit Agreement, as amended by this Amendment. The Bank and Borrower agree that it is their express intention that nothing herein shall be construed to extinguish, release or discharge or constitute, create or effect a notation of, or an agreement to extinguish, any of the obligations, indebtedness and liabilities of the Borrower or any other party under the provisions of the Credit Agreement or under any of the other Transaction Documents, or any assignment or pledge to the Bank of, or any security interest or lien granted to the Bank in or on, any collateral and security for such obligations, indebtedness and liabilities.
     5. Applicable Law, Etc. This Amendment shall be governed by the laws of the State of Maryland and shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and assigns.
     IN WITNESS WHEREOF, Borrower and the Bank have executed this Amendment under their respective seals as of the day and year first written above.

IN WITNESS/ATTEST:	UNITED TOTE COMPANY

/s/ Keith Marshall	By:	/s/ Terry Woods	(SEAL)

	Name:	Terry Woods
	Title:	Pres/CEO

MANUFACTURES AND TRADERS TRUST COMPANY

	By:		(SEAL)

Name:

Title:

LIBOR EQUIPMENT NOTE
Maryland
$________________________
_________________

BORROWER:	United Tote Company
a(n) ☐ individual(s) ☐ partnership ☑ corporation ☐ trust ☐ organized under laws of Montana Address of residence/chief executive office: 11505 Susquehanna Trail, Glen Rock, Pennsylvania 17327-8606

BANK:	MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with banking offices at One M&T Plaza, Buffalo, New York 14240. Attention: Office of General Counsel
1. DEFINITIONS. As used in this Note, each capitalized term shall have the meaning specified in the Note or, if not otherwise defined, shall have the meanings given to such term as set forth in the Credit Agreement (as defined below). Additionally, the following terms shall have the indicated meanings:
a.	“Adjustment Date”, when applicable shall mean the first day of the applicable Interest Period (or if such date is not a Business Day, the immediately preceding Business Day).

b.	“Applicable Rate” shall mean either the LIBOR Rate or the Base Rate, as the case may be.

c.	“Base Rate” shall mean one (1) percentage point above the highest prime rate published in The Wall Street Journal in its table entitled “Money Rates” or such similar publication, quoting service or commonly available source used by the Bank for determining prune rate (“Prime”).

d.	“Business Day” shall mean any day of the year on which banking institutions in New York, New York are not authorized or required by law or other governmental action to close and, to the extent the LIBOR Rate is applicable, on which dealings are carried on in the London interbank market.

e.	“Continuation Date” shall mean the last day of each Interest Period.

f.	“Interest Period” shall mean, as to the LIBOR Rate, the period commencing on the date of thin Note or Continuation Date (as the case may be) and ending on the date that shall be the following day; provided, however, that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

g.	“LIBOR” shall mean the rate obtained by dividing the one-day interest period London Interbank Offered Rate, fixed by the British Bankers Association for United States dollar deposits in, the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to

100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

h.	“LIBOR Rate” shall mean three and one-quarter (3.25) percentage points above LIBOR with an Interest Period duration of one day.

i “Maturity Date” is the Payment Due Date in September 5, 2008.

j.	“Payment Due Date”, when applicable, shall mean the same day of the calendar month as the date of this Note (or if there is no numerically corresponding day in a month, on the last day of such month); provided, however, if that day is not a Business Day, the Payment Due Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Business Day.

k.	“Principal Amount” shall mean [ ] Dollars ($[ ]}.
2. PAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.
     a. Promise to Pay. For value received and intending to be legally bound, Borrower promises to pay to the order of the Bank on the dates set forth below, the Principal Amount, plus interest as agreed below and all fees and costs (including without limitation attorneys fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).
     b. Initial Applicable Rate. The initial Applicable Rate shall be the LIBOR Rate in effect on the date that is the date of this Note (or, if such date is not a Business Day, the immediately preceding Business Day), and the initial Interest Period shall start on the date of this Note.
     c. Interest. Interest shall accrue on the outstanding Principal Amount calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) at the Applicable Rate that on each day shall be:
i.	if the LIBOR Rate is the Applicable Rate. Interest shall accrue on the Principal Amount from and including the first day of the Interest Period until, but not including, the last day of such Interest Period or the day the Principal Amount is paid in full (if sooner), at a rate per annum equal to the LIBOR Rate determined and in effect on the applicable Adjustment Date.

ii.	if the Base Rate is the Applicable Rate. Interest shall accrue on the

Principal Amount from and including the first date the Base Rate is the Applicable Rate to but not including, the day such Principal Amount is paid in full or the Applicable Rate is converted to the LIBOR Rate, at the rate per annum equal to the Base Rate. Any change in the Base Rate resulting from a change in Prime shall be effective on the date of such change.
     d. Payment Schedule. (Check applicable box):
☑	Borrower shall pay the outstanding Principal Amount in [_] consecutive monthly installments as follows: starting on the first Payment Due Date after the date of this Note and on each successive Payment Due Date thereafter consisting of [_] equal installments of principal each in the amount of $ ___and ONE (1) FINAL INSTALLMENT on the Maturity Date in an amount equal to the outstanding Principal Amount at that time together with all other amounts outstanding hereunder including, without limitation, accrued interest, costs and Expense (the “Final Installment”); provided, however, if the Applicable Rate is converted to the Base Rate, Borrower shall pay the outstanding Principal Amount in consecutive monthly installments commencing on the first Payment Due Date after the date of such conversion and on the same Payment Due Date thereafter until conversion back to the LIBOR Rate (at which time Borrower shall resume the monthly installments in the amount set forth above or as otherwise agreed to by the Bank. and Borrower in writing) or the Maturity Date (at which time Borrower shall pay the Final Installment) with each such installment being equal in an amount to fully amortize the outstanding Principal Amount of the Note in full by the Maturity Date or such other date agreed to by the Bank and Borrower in writing. The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. In addition, until the outstanding Principal Amount is paid in full, Borrower shall pay all accrued and unpaid interest, in amounts which may vary, as follows (i) if the LIBOR Rate is the Applicable Rate, on the payment Due Date for each month, (ii) if, the Base Rate is the Applicable Rate, on the Payment Due Date for each month, and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
     e. Maximum Legal Rate. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.
     f. Default Rate. If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to 2.5 percentage points per year above the higher of the LIBOR Rate or the Base Rate, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.
     g. Repayment of Principal and Interest; Late Charge. Payments shall be made in immediately available United States funds at any banking office of the Bank. Interest will continue to accrue until payment is actually received. If payment is not received within five days of its due date, Borrower shall pay a late charge equal to the greatest of (a) $50.00, or (b) 2.5% of the delinquent amount. Payments may be applied in any order in the sole discretion of the Bank but, so long as no Event of Default shall have occurred and be continuing, shall be applied first to past due interest, Expenses, late charges and principal, then to current interest, Expenses, late charge and principal, and last to remaining principal.
3. CONVERSIONS.
     a. Expiration of Interest Period. Subject to Section 3(b), upon the expiration of the first Interest Period and each Interest Period thereafter, on the Continuation Date the LIBOR Rate will be automatically continued with an Interest Period of the same duration as the Interest Period duration indicated above.
     b. Conversion Upon Default. Unless the Bank shall otherwise consent in writing, if (i) Borrower has failed to pay when due, in whole or in part, the indebtedness under the Note (whether upon maturity, acceleration or otherwise), or (ii) there exists a condition or event which with the passage of time, the giving of notice or both shall constitute an Event of Default, the Bank may, in its sole and absolute discretion, immediately convert the Applicable Rate to the Base Rate. Notwithstanding the foregoing, upon the occurrence of an Event of Default in Section 9(vi) or (vii) of the Credit Agreement, the Applicable Rate shall be automatically converted to the Base Rate without further action by the Bank and Borrower shall have no right to have the Applicable Rate converted from the Base Rate to the LIBOR Rate. Nothing herein shall be construed to be a waiver by the Bank to have the Principal Amount accrue interest at the Default Rate.
     4. EVENTS OF DEFAULT; ACCELERATION. Any of the following events or conditions shall constitute an “Event of Default”: (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) the any and all amounts payable to Bank under this Note; (ii) the occurrence of an Event of Default (as defined therein) under the terms of any of the other Transaction Documents. All amounts hereunder shall become immediately due and payable upon the occurrence of an Event of Default pursuant to Section 9(v) or (vi) of the Credit Agreement, or at the Bank’s option, upon the occurrence of any other Event of Default.
     5. RIGHT OF SETOFF. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliate or otherwise owing by the Bank or any Affiliate in any capacity to Borrower or any guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.
6. INABILITY TO DETERMINE LIBOR RATES, INCREASED COSTS, ILLEGALITY.
     a. Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on LIBOR, then Borrower shall be liable for, and shall from time to time, upon demand therefore by the Bank pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.
     b. Inability to Determine Rates. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not maintain the loan hereunder at the LIBOR Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the Applicable Rate from the LIBOR Rate to the Base Rate.
     c. Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make loans based on LIBOR then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain the loan hereunder based on LIBOR, the Bank may convert the Applicable Rate from the LIBOR Rate to the Base Rate.
7. MISCELLANEOUS. This Note is one of the Equipment Notes referred to in, evidences indebtedness incurred under, and is entitled to the benefits of, the Credit Agreement, dated as of the date hereof (said Agreement, as it may be amended, supplemented or otherwise modified from time to time, being referred to as the “Credit Agreement”) between the Borrower and the Bank. This Note, together with the Credit Agreement and any other related loan and security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice: No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Borrower hereby waives protest, presentment and notice of any kind in connection with this Note. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.
8. NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.
9. JOINT AND SEVERAL. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term “Borrower” shall include each as well as all of them.
10. GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of Maryland. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of Maryland excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF MARYLAND WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
11. WAIVER OF JURY TRIAL. BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR

THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.
BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.
Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit Borrower’s deposit account #                      automatically for any amount which becomes due under this Note.
Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.
WITNESS the due execution hereof as a SEALED INSTRUMENT the day and year first above written.

TAX ID/SS #			(L.S.)

BORROWER

(L.S.)

	(L.S.)		(L.S.)

Signature of Witness

(L.S.)

Typed Name of Witness

ACKNOWLEDGEMENT

STATE OF )
:SS
COUNTRY OF )
On the                     day of                     , in the year 20___, before me, the undersigned, a Notary Public in and for said State, personally appeared                                          , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

FOR BANK USE ONLY

Authorization Confirmed:

Product Code: 22660
Disbursement of Funds:

Credit A/C	#	Off Ck	#	Payoff Obligation	#

	$		$		$

COST OF FUNDS EQUIPMENT TERM NOTE
Maryland
$

BORROWER: United Tote Company
a(n) ☐ individual(s) ☐ partnership ☑ corporation ☐ trust ☐ organized under laws of Montana
Address of residence/chief executive office: 11505 Susquehanna Trail, Glen Rock, Pennsylvania 17327-8606

BANK:	MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with banking offices at One M&T Plaza, Buffalo, New York 14240. Attention: Office of General Counsel
1. DEFINITIONS. As used in this Note, each capitalized term shall have the meaning specified in the Note or, if not otherwise defined, shall have the meanings given to such term as set forth in the Credit Agreement (as defined below). Additionally, the following terms shall have the indicated meanings:
a.	"Business Day” shall mean any day of the year on which banking institutions in New York, New York are not authorized or required by law or other governmental action to close.

b.	"Cost of Funds” shall mean the most recent yield on United States Treasury Obligations adjusted to a constant maturity of five (5) years in effect two (2) business days prior to the date of this Note as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H15(519), or by such other quoting service, index or commonly available source utilized by Bank, plus the “ask” side of the five (5) year swap spread in effect two (2) business days prior to the date of this Note as set forth in Bloomberg, L.P. or by such other quoting service, index or commonly available source utilized by Manufacturers and Traders Trust Company.

c.	“Maturity Date” is the Payment Due Date in September 5, 2008.

d.	“Payment Due Date” shall mean the same day of the calendar month as the date of this Note (or if there is no numerically corresponding day in a month, on the last day of such month); provided, however, if that day is not a Business Day, the Payment Due Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Business Day.

e.	“Principal Amount” shall mean Dollars ($ ).

2. PAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.
     a. Promise to Pay. For value received and intending to be legally bound, Borrower promises to pay to the order of the Bank on the dates set forth below, the Principal Amount, plus interest as agreed below and all fees and costs (including without limitation attorneys’ fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).
     b. Interest. Interest shall accrue on the outstanding Principal Amount calculated on the basis of a 360-day year for the actual number of days of each year (365 or 386) at the rate per annum equal to Cost of Funds plus three and one-quarter percent (3.25%).
     c. Payment Schedule. (Check applicable box):
☑	Borrower shall pay the outstanding Principal Amount in [_] consecutive monthly installments as follows: starting on the first Payment Due Date after the date of this Note and on each successive Payment Due Date thereafter consisting of [_] equal installments of principal each in the amount of $ and ONE (1) FINAL INSTALLMENT on the Maturity Date in an amount equal to the outstanding Principal Amount at that time together with all other amounts outstanding hereunder including, without limitation, accrued interest, costs and Expense (the “Final Installment”); provided, however, if the Applicable Rate is converted to the Base Rate, Borrower shall pay the outstanding Principal Amount in consecutive monthly installments commencing on the first Payment Due Date after the date of such conversion and on the same Payment Due Date thereafter until conversion back to the LIBOR Rate (at which time Borrower shall resume the monthly installments in the amount set forth above or as otherwise agreed to by the Bank. and Borrower in writing) or the Maturity Date (at which time Borrower shall pay the Final Installment) with each such installment being equal in an amount to fully amortize the outstanding Principal Amount of the Note in full by the Maturity Date or such other date agreed to by the Bank and Borrower in writing. The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. In addition, until the outstanding Principal Amount is paid in full, Borrower shall pay all accrued and unpaid interest, in amounts which may vary, as follows (i) if the LIBOR Rate is the Applicable Rate, on the payment Due Date for each month, (ii) if, the Base Rate is the Applicable Rate, on the Payment Due Date for each month, and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
     d. Maximum Legal Rate. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.
     e. Default Rate. If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to Cost of Funds plus five and three-quarters percent (5.75%), and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.
     f. Repayment of Principal and Interest; Late Charge. Payments shall be made in immediately available United States funds at any banking office of the Bank. Interest will continue to accrue until payment is actually received. If payment is not received within five days of its due date, Borrower shall pay a late charge equal to the greatest of (a) $50.00, or (b) 2.5% of the delinquent amount. Payments may be applied in any order in the sole discretion of the Bank but, so long as no Event of Default shall have occurred and be continuing, shall be applied first to past due interest, Expenses, late charges and principal, then to current interest, Expenses, late charges and principal, and last to remaining principal.
3. EVENTS OF DEFAULT; ACCELERATION. Any of the following events or conditions shall constitute an “Event of Default”: (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) the any and all amounts payable to Bank under this Note: (ii) the occurrence of an Event of Default (as defined therein) under the terms of any of the other Transaction Documents. All amounts hereunder shall become immediately due and payable upon the occurrence of an Event of Default pursuant to Section 9(v) or (vi) of the Credit Agreement, or at the Bank’s option, upon the occurrence of any other Event of Default.
4. RIGHT OF SETOFF. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliate or otherwise owing by the Bank or any Affiliate in any capacity to Borrower or any guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.
5. MISCELLANEOUS. This Note is one of the Equipment Notes referred to in, evidences indebtedness incurred under, and is entitled to the benefits of, the Credit Agreement, dated as of the date hereof (said Agreement, as it may be amended, supplemented or otherwise modified from time to time, being referred to as the “Credit Agreement”) between the Borrower and the Bank. This Note, together with the Credit Agreement and any other related loan and security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy all preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice: No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or (her conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Borrower hereby waives protest, presentment and notice of any kind in connection with this Note. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.
6. NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier. service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.
7. JOINT AND SEVERAL. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term “Borrower” shall include each as well as all of them.
8. GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of Maryland. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of Maryland excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF MARYLAND WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
9. WAIVER OF JURY TRIAL. BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.
10. Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby ‘authorizes the Bank to debit Borrower’s deposit account #                                          with the Bank automatically for any .taunt which becomes due under this Note.
Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.
WITNESS the due execution hereof as a SEALED INSTRUMENT the day and year first above written.

TAX ID/SS #			(L.S.)
BORROWER

(L.S.)

	(L.S.)		(L.S.)
Signature of Witness

(L.S.)
Typed Name of Witness

ACKNOWLEDGMENT

STATE OF	)
:SS
COUNTRY OF	)
     On the                      day of                     , in the year 20     , before me, the undersigned, a Notary Public in and for said State, personally appeared                                          , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

FOR BANK USE ONLY

Authorization Confirmed:
Product Code: 22660
Disbursement of Funds:

Credit A/C	#	Off Ck	#	Payoff Obligation	#
	$		$		$

REVOLVING CREDIT NOTE

September 5, 2003	$2,000,000
     FOR VALUE RECEIVED, the undersigned, UNITED TOTE COMPANY, a corporation organized under the laws of the State of Montana (the "Borrower"), promises to pay, pursuant to the tens of the Credit Agreement , referred to below, to the order of MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation (the "Bank"), the principal sum of two million Dollars ($2,000,000), or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to the Credit Agreement referred to below. The Borrower further agrees to pay interest accrued on the unpaid principal amount outstanding hereunder from time to time from the date hereof in like money at such offices at the rates and on the dates specified in the Credit Agreement, together with all costs, fees and expenses as provided in the Credit Agreement. This Promissory Note (this "Note") is issued pursuant to, and subject to, that certain Credit Agreement (the "Credit Agreement") dated as of the date hereof by and between Borrower and Bank. Capitalized terms not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     The Borrower shall make principal payments, on this Note in accordance with the provisions of the Credit Agreement and in the amounts determined in accordance with the provisions thereof; provided, that, all of the outstanding Obligations hereunder shall be due and payable on the Revolver Maturity Date. All payments shall be made in the manner and at the time and subject to acceleration, prepayment, taxes and all other terms and. conditions of the Credit Agreement.
     The Bank shall record on its books or records, the principal amount of the Revolving Loans made by the Bank to the Borrower under the Credit Agreement, all payments and prepayments of principal and interest, the principal balance from time to time outstanding and the respective dates thereof. The record thereof shall be prima facie evidence as to all amounts to owing under this Note; provided, however, that the failure of the Bank to record any of the foregoing or any error in such notation shall not limit, enhance or otherwise affect the obligation of the Borrower to repay all advances under the Credit Agreement together with accrued interest thereon.
     This Note is one of the Notes referred to in, and issued under, the Credit Agreement, and Bank is entitled to all of the benefits provided for therein; reference is hereby made to the Credit Agreement for a statement of all such benefits. If an Event of Default shall occur and be continuing under the Credit Agreement, the principal of and interest accrued under this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement. The Borrower agrees to reimburse upon demand, in like manner and funds, all losses, cost and reasonable expenses of the Bank, if any incurred in connection with the enforcement of this Note (including, without limitation, all reasonable legal costs and expenses).
     Any and all payments to be made by the Borrower hereunder shall be made in Dollars free and clear of and without deduction for taxes and without set off, counterclaim or deduction of any nature or for any cause whatsoever. In such event all the amounts due hereunder shall be increased so that after the deductions or withholdings are made, the Bank shall receive the amounts as if such deductions or withholdings would not have been made.
     The Borrower hereby waives presentment for payment, notice of nonpayment, protest, and notice of protest, and; agrees to all extensions and renewals of this Note without notice.
     No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of the right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
     Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank fat the address on page one of the Credit Agreement and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or One (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.
     This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of Maryland. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of Maryland excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF MARYLAND WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND, PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION, Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
WAIVER OF JURY TRIAL, BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NO

REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT,. IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURTY TRIAL WAIVER BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION
Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.